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SUPPLEMENT TO PROSPECTUS DATED MARCH 25, 1997.

                 ROCKY FORD FINANCIAL, INC.
     (Holding Company for Rocky Ford Federal Savings
                  and Loan Association)

     This Prospectus Supplement supplements the Prospectus of
Rocky Ford Financial, Inc., dated March 25, 1997 (the
"Prospectus") which Prospectus is attached hereto. All terms used herein have the meanings set forth in the Prospectus, unless otherwise defined herein.

     The discussion under the caption "Management of the
Association   Certain Benefit Plans and Agreements is amended
and supplemented by the following paragraphs:

     On pages 65-66 of the Prospectus, under the caption
"Management of the Association   Certain Benefit Plans and
Agreements   Employee Stock Ownership Plan," the ESOP is
discussed, and it is noted that each participant's vested interest under the ESOP is determined according to the following schedule "0% for less than three years of service with the Company or the Association; 100% for three or more years of service." The ESOP has been amended so that the vesting schedule for the ESOP is now as follows: "0% for less than five years of service with the Association or the Company; 100% for five or more years of service."

     On page 67 of the Prospectus, under the caption "Management of the Association -- Certain Benefit Plans and Agreements -- Retirement Plan for Directors and Senior Officer," the Rocky Ford Federal Savings and Loan Association Retirement Plan for Directors and Senior Officer (the "Retirement Plan") is discussed wherein it is stated that the effective date of the Retirement Plan was November 13, 1996. The Retirement Plan covers each of the Association's seven Directors and its only senior officer, Chief Executive Officer Keith E. Waggoner. The discussion on page 67 describes the formula for the benefits awarded under the Retirement Plan and notes that benefits vested 50% on the Effective Date and 50% on March 31, 1997. The Association (with the consent of the beneficiaries of the Retirement Plan) has amended the Retirement Plan so that the effective date has been changed to March 31, 1997, with benefits vesting 100% on that date. The financial statements in the Prospectus do not include any accrued expense for the Retirement Plan, and the Association will accrue an after-tax expense for the Retirement Plan of $157,000 for the fiscal year ending September 30, 1997 (assuming no change in the Association's tax rates), of which $143,000 will be allocated to the quarter ended March 31, 1997, and $7,000 will be allocated to each of the quarters ended June 30, 1997 and September 30, 1997, respectively.

    THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 30, 1997